EXHIBIT 5.1

December 12, 2011

Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA  94104

Ladies & Gentlemen:

I am General Counsel of Prosper Marketplace, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of 13,104,532 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable under the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan (the “Plan”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).

I have reviewed such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.  I have assumed that all signatures are genuine, that all documents are authentic and that all copies of documents provided to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the bar of California. I do not express any opinion herein on any laws other than the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sachin Adarkar
Sachin Adarkar
General Counsel